Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Barnwell Industries, Inc.:

We consent to the use of our report dated December 20, 2019, with respect to the consolidated balance sheet of Barnwell Industries, Inc. and subsidiaries as of September 30, 2019, and the related consolidated statements of operations, comprehensive loss, equity, and cash flows for the year ended September 30, 2019 and the related notes (collectively, the consolidated financial statements) incorporated by reference herein.
/s/ KPMG LLP
Honolulu, Hawaii
December 16, 2020